Exhibit 10.48

AMENDED AND RESTATED EXEMPTED LIMITED PARTNERSHIP AGREEMENT

OF

SKYPE MANAGEMENT, L.P.

DATED SEPTEMBER 22nd, 2010

		Page

ARTICLE I
DEFINED TERMS

SECTION 1.01.	Certain Definitions	7

SECTION 1.02.	Other Interpretive Provisions	11

ARTICLE II
ORGANIZATION

SECTION 2.01.	Partnership Name	11

SECTION 2.02.	Withdrawal of Initial Limited Partner	12

SECTION 2.03.	Office of the Partnership	12

SECTION 2.04.	Purposes of the Partnership; Investments	12

SECTION 2.05.	Term of the Partnership	12

ARTICLE III
MANAGEMENT

SECTION 3.01.	Management Generally	12

SECTION 3.02.	General Partner	12

ARTICLE IV
CAPITAL CONTRIBUTIONS, PARTNERSHIP UNITS AND CAPITAL ACCOUNTS

SECTION 4.01.	Capital Contributions	12

SECTION 4.02.	Capital Accounts	13

SECTION 4.03.	Return of Capital	14

SECTION 4.04.	No Interest on Capital Contribution	14

SECTION 4.05.	Receipt of Non-Cash Assets Other than Ordinary Shares of Skype	14

ARTICLE V
DISTRIBUTIONS

SECTION 5.01.	Distributions	14

SECTION 5.02.	Limitations on Distribution	16

SECTION 5.03.	Extraordinary Redemption	16

SECTION 5.04.	Offset	17

(continued)

(continued)

(continued)

		Page

SECTION 13.11.	Conflicts of Interest	41

SECTION 13.12.	Third Parties	42

SECTION 13.13.	Counterparts	42

SECTION 13.14.	Exculpation Among Partners	42

THIS AMENDED AND RESTATED EXEMPTED LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) is made on September 22nd, 2010,

AMONG

(1)	Skype Management GP, Ltd., as general partner (the “General Partner”);

(2)	Springboard Acquisitions S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), as the initial limited partner (the “Initial Limited Partner”);

(3)	Skype Global S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée) (“Skype”), and Skype Technologies S.A., a société anonyme organized under the laws of Luxembourg (“Skype Technologies”), each of which, for the avoidance of doubt, is entering into this Agreement not as, and shall not be admitted as, a partner; and

(4)	the parties whose names and addresses are set forth on the partnership register of the Partnership in the Cayman Islands (the “Partnership Register”), and such other parties that are admitted as limited partners in accordance with the terms hereof, each referred to herein as the “Limited Partners” (and together with the General Partner, the “Partners”).

WHEREAS, the employees, directors, service providers and consultants of the Skype Group may be granted options to purchase ordinary shares of Skype (the “Options”), pursuant to the Skype Equity Incentive Plan, as amended from time to time (the “Equity Incentive Plan”), may receive loans with which to purchase or subscribe for (or direct the issuance to the Partnership of) ordinary shares of Skype pursuant to the Skype Management Co-Invest Program (the “Management Co-Invest Program”) or may otherwise purchase or acquire (or direct the issuance to the Partnership of) ordinary shares of Skype (any such employee, director, service provider or consultant, whether or not remaining so, receiving a grant of Options pursuant to the Equity Incentive Plan, receiving a loan pursuant to the Management Co-Invest Program, or intended to become a Limited Partner under this Agreement and otherwise purchasing or acquiring ordinary shares from time to time, a “Grantee”);

WHEREAS, prior to an Initial Public Offering, no ordinary shares shall be issued to or recorded in the name of any Grantee, and, in the event Skype becomes required to issue any ordinary shares pursuant to the exercise of any Option or otherwise to a Grantee, Skype will issue such ordinary shares to the Partnership which will receive them in place of such Grantee in consideration for the issuance of Partnership Units to such Grantee;

WHEREAS, the Grantees and Skype desire to enter into this Agreement and to have this Agreement apply to any Securities issued to the Partnership in connection with the exercise of any Options under the Equity Incentive Plan by the Grantees, any Securities issued to the Partnership under the Management Co-Invest Program and any Securities acquired by the Grantees in any other manner from whatever source, now or at any time prior to the termination of the Partnership; and

WHEREAS, the General Partner and the Initial Limited Partner established Skype Management, L.P. (the “Partnership”) pursuant to the initial limited partnership agreement dated April 1, 2010 made between the General Partner and the Initial Limited Partner (the “Initial Limited Partnership Agreement”), and the General Partner has registered the Partnership as an exempted limited partnership under the Exempted Limited Partnership Law (2007 Revision) as amended from time to time (the “Law”); and

WHEREAS, the Partners wish to amend and restate the Initial Limited Partnership Agreement in its entirety and to continue the business of the Partnership in accordance with the terms hereof.

IT IS AGREED:

ARTICLE I

DEFINED TERMS

Section 1.01. Certain Definitions. As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with, such Person; provided that, for purposes of this Agreement, (i) the Partnership shall not be considered an Affiliate of the General Partner or any Limited Partner, and (ii) no Partner shall be deemed an Affiliate of any member of the Skype Group.

“Agreement” has the meaning set forth in the Preamble.

“Base Rate” at any time shall mean the base or prime rate then offered by J.P. Morgan Chase & Co., or its successors, plus two percent (2.00%).

“Breaching Partners” has the meaning set forth in Section 10.02.

“Business Day” has the meaning set forth in the Shareholders Agreement.

“Call Closing” has the meaning set forth in Section 8.02.

“Call Notice” has the meaning set forth in Section 8.02.

“Call Price” has the meaning set forth in Section 8.01.

“Call Right” has the meaning set forth in Section 8.01.

“Capital Account” has the meaning set forth in Section 4.02.

“Capital Contribution” means, with respect to any Partner, Securities received by the Partnership in place of such Partner or contributed to the Partnership, in either case, in accordance with Section 4.01.

“Cause” has the meaning set forth in the Equity Incentive Plan.

“Change of Control” has the meaning set forth in the Equity Incentive Plan.

“Co-Invest Securities” has the meaning set forth in Section 4.01.

“Co-Invest Shares” has the meaning set forth in Section 4.01.

“Code” means the U.S. Internal Revenue Code of 1986, as amended. Any reference to a section of the Code shall include a reference to any successor provision thereto.

“Completion Date” means November 19, 2009.

“Confidential Information” has the meaning set forth in Section 13.04.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlled” has a correlative meaning.

“Disability” has the meaning set forth in the Equity Incentive Plan.

“Dissolution Date” has the meaning set forth in Section 11.06(a).

“Drag Along Transfer” has the meaning set forth in Section 7.02(b).

“Dragging Entities” has the meaning set forth in Section 7.02(b).

“Dragging Transferee” has the meaning set forth in Section 7.02(b).

“EIP Securities” has the meaning set forth in Section 4.01.

“EIP Shares” has the meaning set forth in Section 4.01.

“Employment” has the meaning set forth in the Equity Incentive Plan.

“Equity Incentive Plan” has the meaning set forth in the Recitals.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder. Any reference to a section of ERISA shall include a reference to any successor provision thereto.

“Fair Market Value” has the meaning set forth in the Equity Incentive Plan.

“Family Group” means an individual’s spouse and immediate descendants (whether natural or adopted), and any trust whose primary beneficiary shall be such individual and/or such individual’s spouse and/or immediate descendants (whether natural or adopted).

“Family Transfer” means, with respect to an individual, a Transfer (a) to the Transferor’s Family Group pursuant to applicable laws of descent and distribution or (b) to a revocable trust of which the Transferor is a trustee and of which the primary beneficiaries are the Transferor and/or the Transferor’s Family Group.

“Financing Agreement” has the meaning set forth in Section 8.03.

“GAAP” means U.S. GAAP or international accounting standards, or similar standards, as may be determined by the General Partner from time to time.

“General Partner” has the meaning set forth in the Preamble.

“Grantee” has the meaning set forth in the Recitals.

“Indemnifiable Event” has the meaning set forth in Section 10.02.

“Indemnified Person” has the meaning set forth in Section 10.02.

“Initial Limited Partner” has the meaning set forth in the Preamble.

“Initial Limited Partnership Agreement” has the meaning set forth in the Recitals.

“Initial Public Offering” has the meaning set forth in the Shareholders Agreement.

“Initiating Shareholder” has the meaning set forth in Section 7.03.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended from time to time.

“IPO Acceptance Notice” has the meaning set forth in Section 7.03.

“IPO Acceptance Period” has the meaning set forth in Section 7.03.

“IPO Transferring Portion” has the meaning set forth in Section 7.03.

“Law” has the meaning set forth in the Recitals.

“Limited Partner” has the meaning set forth in the Preamble.

“Management Co-Invest Program” has the meaning set forth in the Recitals.

“Non-U.S. Persons” has the meaning set forth in Section 12.02(a).

“OFAC” has the meaning set forth in Section 12.01(l).

“Options” has the meaning set forth in the Recitals.

“Partner” has the meaning set forth in the Recitals.

“Partnership” has the meaning set forth in the Recitals.

“Partnership Register” has the meaning set forth in the Preamble.

“Partnership Units” means the partnership units representing the limited partner interests in the Partnership, as issued in accordance with the terms of this Agreement.

“Person” means any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Plan” has the meaning set forth in Section 12.01(j).

“Plan Assets” has the meaning set forth in Section 12.01(j).

“Pro Rata Portion” means, with respect to a Limited Partner’s election to participate in a Tag Along Transfer pursuant to Section 7.02 or an Initial Public Offering pursuant to Section 7.03 or Section 7.04, a percentage of the Partnership’s Securities determined by multiplying (i) the number of Securities that the Partnership is entitled to sell pursuant to the Shareholders Agreement in relation to such transaction by (ii) a fraction, the numerator of which is the number of Partnership Units held by such Limited Partner and the denominator of which is the number of Partnership Units held by all Limited Partners.

“Proposed Transferee” has the meaning set forth in Section 7.02(a).

“Purchased Securities” has the meaning set forth in Section 4.01.

“Purchased Shares” has the meaning set forth in Section 4.01.

“Section 9 Statement” means the statement required pursuant to Section 9 of the Law in order to register the Partnership as an exempted limited partnership.

“Securities” means any interest in ordinary shares or other share capital of Skype (or its successor or subsidiaries).

“Securities Act” means the U.S. Securities Act of 1933, as amended from time to time.

“Shareholders Agreement” means the Shareholders Agreement by and among Andreessen Horowitz Fund I, L.P., CPP Investment Board Private Holdings Inc., eBay International AG, Joltid Limited, Silver Lake Partners III Cayman (AIV III), L.P., Silver Lake Technology Investors III Cayman, L.P., SLP Springboard Co-Invest L.P., Skype and the Partnership, dated November 19, 2009 as amended as of December 23, 2009 and February 2, 2010 and on or about the date hereof and as may be further amended from time to time.

“Skype” has the meaning set forth in the Preamble.

“Skype Group” means Skype and its direct and indirect subsidiaries.

“Skype Technologies” has the meaning set forth in the Preamble.

“Subject Partnership Units” has the meaning set forth in Section 8.01.

“Tag Along Acceptance Notice” has the meaning set forth in Section 7.02(a).

“Tag Along Acceptance Period” has the meaning set forth in Section 7.02(a).

“Tag Along Transfer” has the meaning set forth in Section 7.02(a).

“Tag Along Transferring Portion” has the meaning set forth in Section 7.02(a).

“Tax Advances” has the meaning set forth in Section 6.02(h).

“Third Party” has the meaning set forth in Section 10.02.

“Transfer” means, with respect to any Partnership Units or Securities, a transfer, sale (including any sales made pursuant to a registration statement on Form S-1 or S-3 (or any successor form thereto)), exchange, redemption, assignment, pledge, hypothecation, charge or other encumbrance or disposition, including the grant of an option or other right, whether voluntarily, involuntarily or by operation of law, of such Partnership Units or Securities, and “Transferred”, “Transferor” and “Transferee” each have a correlative meaning.

“Transferring Entity” has the meaning set forth in Section 7.02(a).

“Treasury Regulations” shall mean the income tax regulations promulgated under the Code, as amended from time to time (including any successor regulations).

Section 1.02. Other Interpretive Provisions. The meanings of defined terms are equally applicable to the singular and plural forms thereof.

(a) The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and any Section and Clause references are to this Agreement unless otherwise specified.

(b) The term “including” is not limiting and means “including, without limitation.”

(c) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(d) Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

(e) Unless the context otherwise requires, any reference to any of Skype, Skype Technologies or the Partners shall mean such party or parties and any of its or their successors and permitted assigns.

ARTICLE II

ORGANIZATION

Section 2.01. Partnership Name. The name of the Partnership is Skype Management, L.P.

Section 2.02. Withdrawal of Initial Limited Partner. The Initial Limited Partner shall withdraw as a Limited Partner without compensation immediately following the admission of a further Limited Partner and thereafter shall have no further rights, liabilities or obligations under or in respect of this Agreement. For the avoidance of doubt, each of the parties hereto acknowledges and agrees that neither Skype nor Skype Technologies shall be admitted as a Partner to the Partnership and that each is a party hereto solely for the purpose of enforcing certain provisions of this Agreement.

Section 2.03. Office of the Partnership. The Partnership shall maintain its registered office at c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The principal place of business of the Partnership shall be in such place as the General Partner may determine from time to time in its sole discretion.

Section 2.04. Purposes of the Partnership; Investments. The purposes of the Partnership shall be, subject to the terms of this Agreement, to (a) hold the Securities issued pursuant to the exercise of Options in accordance with the Equity Incentive Plan, issued in connection with the Management Co-Invest Program or otherwise purchased or acquired by any Grantee and contributed to the Partnership, (b) engage in activities ancillary thereto (including, among other things, filing tax returns, selling and/or pledging Securities and receiving dividends) and (c) engage in any other lawful activities related to the activities described in the foregoing clauses (a) and (b).

Section 2.05. Term of the Partnership. The Partnership was established on the filing of the Section 9 Statement on March 18, 2010 and shall continue until terminated in accordance with this Agreement as amended from time to time in accordance with its terms.

ARTICLE III

MANAGEMENT

Section 3.01. Management Generally. Except as expressly set forth herein, the full and exclusive right, power and authority to manage the Partnership is vested in, and reserved to, the General Partner. The business and affairs of the Partnership shall be conducted, and its capital, assets and funds shall be managed, dealt with and disposed of exclusively by the General Partner and, except as expressly set forth herein, all decisions to be made by or on behalf of the Partnership shall be made solely by the General Partner. The General Partner shall be paid an annual fee of $100 per annum as consideration for the services performed hereunder, which shall be payable out of the assets of the Partnership and reimbursed to the Partnership by Skype.

Section 3.02. General Partner. Skype Management GP, Ltd. shall be the General Partner. The General Partner shall have the right to select its own replacement. Such replacement shall be either an Affiliate of the General Partner or any third party selected by the General Partner within its reasonable discretion.

ARTICLE IV

CAPITAL CONTRIBUTIONS, PARTNERSHIP UNITS

AND CAPITAL ACCOUNTS

Section 4.01. Capital Contributions. Upon any Grantee’s exercise of any

Options in accordance with the Equity Incentive Plan (and payment of any amounts required in connection with such exercise), purchase or acquisition (or direction of an issuance to the Partnership) of any Securities under the Management Co-Invest Program or other purchase or acquisition of any Securities, (a) Skype shall issue to the Partnership the appropriate number of Securities (i) required under such Options (to the extent permitted by, and as adjusted to the extent required to comply with, applicable law, the terms and conditions of the Shareholders Agreement and the articles of association of Skype, and as adjusted for any net physical settlement of the Options and to ensure the Partnership does not own ordinary shares of Skype (and no Limited Partner holds Partnership Units) other than in an exact multiple of the number of classes of ordinary shares of Skype then outstanding, in each case as determined, and except as waived, by the General Partner in its good faith discretion), which shall be received by the Partnership in place of such Grantee (such Securities, “EIP Securities”), or (ii) required in connection with such Grantee’s participation in the Management Co-Invest Program (such Securities, “Co-Invest Securities”), or such Grantee shall contribute to the Partnership such Securities (such Securities, “Purchased Securities”), as applicable, (b) in consideration for such issuance or contribution, the General Partner shall cause the Partnership to issue to such Grantee a number of Partnership Units equal to the number of ordinary shares of Skype comprised within the EIP Securities so issued (the ordinary shares so issued and any shares derived from the ownership thereof from time to time following such issuance, the “EIP Shares”), the Co-Invest Securities so issued (the ordinary shares so contributed and any shares derived from the ownership thereof from time to time following such issuance, the “Co-Invest Shares”) and the Purchased Securities so contributed (the ordinary shares so contributed and any shares derived from the ownership thereof from time to time following such contribution, the “Purchased Shares”), and (c) if such Grantee is not already a Limited Partner, such Grantee shall become a Limited Partner. In the event that any other Securities are comprised within such Issued Securities, Co-Invest Securities or Purchased Securities, the General Partner shall take any action necessary and permitted under Section 4.05 (within the General Partner’s reasonable discretion). Each Grantee to be admitted to the Partnership as a Limited Partner shall execute a counterpart to this Agreement and any other document reasonably required by the General Partner to admit such person to the Partnership as a Limited Partner. Immediately following the receipt by the Partnership of any Co-Invest Shares subject to (or which are to be made subject to) a pledge and/or charge in favor of Skype Technologies, such Co-Invest Shares, and any Partnership Units so issued in respect thereof, shall be required to be pledged and/or charged to Skype Technologies as security (in addition to any existing security) for the loan granted to purchase or subscribe for such Co-Invest Shares. The General Partner shall amend the Partnership Register to reflect the admission of any additional Limited Partners or the issuance of additional Partnership Units to any existing Limited Partner. Unless otherwise agreed between the General Partner and such Limited Partner in each instance, no Limited Partner shall otherwise be obligated or permitted to make any additional Capital Contributions to the Partnership; provided that this sentence shall not limit the obligations of Limited Partners to make any payments required under Section 6.02(h), Section 7.01(c) or Section 9.01.

Section 4.02. Capital Accounts. The General Partner shall cause the Partnership to maintain separate capital accounts (a “Capital Account”) for each Partner and the Capital Accounts shall be maintained in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv).

Section 4.03. Return of Capital. Except as provided in Section 5.01(c) or upon the dissolution of the Partnership or with the written consent of the General Partner or as otherwise provided herein, no Limited Partner may withdraw from the Partnership or demand or receive the return of all or any part of its Capital Account or its Capital Contributions.

Section 4.04. No Interest on Capital Contribution. No Limited Partner shall be paid interest on any of its Capital Contributions or on its Capital Accounts.

Section 4.05. Receipt of Non-Cash Assets Other than Ordinary Shares of Skype. In the event the Partnership receives any non-cash assets other than ordinary shares of Skype (whether by way of contribution or dividend or otherwise), the General Partner, in its reasonable discretion, shall determine the number and class of new partnership interests in the Partnership to be issued in respect of any such receipt and the terms and conditions applicable to such partnership interests and cause the Partnership to issue such new interests; provided that the terms and conditions applicable to each Limited Partner receiving the new partnership interests shall be the same for all such Limited Partners and the terms of the new partnership interests shall be designed, to the extent possible, to reflect the terms and conditions of the assets received by the Partnership. In addition, the General Partner shall amend the Partnership Register to reflect the issuance of any new partnership interests and, if necessary, make appropriate adjustments to Section 6.02 and any other section of this Agreement as may be reasonably required (within the General Partner’s reasonable discretion) to account for the issuance of such new partnership interests.

ARTICLE V

DISTRIBUTIONS

Section 5.01. Distributions. In the event the Partnership actually receives any distributions in respect of its direct or indirect ownership interest in Skype (including, without limitation, on account of any redemption of the Partnership’s Securities by Skype) or any short-term income in respect of its cash reserves,

(i) except as provided in Section 5.01(c), to the extent such distributions are cash, the General Partner shall cause the Partnership promptly to distribute such cash to the Limited Partners pro rata in accordance with their respective Partnership Units corresponding to Securities held by the Partnership on the record date of such distribution or the date such short-term income is paid, as applicable (except that any distributions on Co-Invest Shares subject to a pledge and/or charge in favor of Skype Technologies or short-term income that would otherwise be paid in respect of Partnership Units issued in respect of Co-Invest Shares subject to a pledge and/or charge in favor of Skype Technologies (minus any tax required to be, and actually, withheld by the Partnership in respect of such distributions or income and the lesser of (a) thirty-three percent (33%) of such distributions or income and (b) the General Partner’s good faith estimate of the amount of additional income tax that will be incurred by the relevant Limited Partners on such distributions or income considering such Limited Partners’ nationality and/or tax residence and/or the jurisdiction applicable to such distribution or income) shall be paid by the Partnership directly to Skype Technologies in repayment of the loan granted to purchase or subscribe for such Co-Invest Shares but shall be deemed to have been distributed to the Limited Partners who would otherwise have received such amounts), and, in the event such distribution is received on account of any redemption by Skype of the Partnership’s Securities, the General Partner shall cause the Partnership to redeem from the Limited Partners without further consideration (pro rata in accordance with their respective Partnership Units corresponding to Securities held by the Partnership on the date of such redemption) a number of Partnership Units equal to the number of ordinary shares or Skype redeemed from the Partnership in such redemption and shall correspondingly update the Partnership Register;

(ii) except as provided in Section 5.01(c), to the extent such distributions are comprised of ordinary shares of Skype, the General Partner shall cause the Partnership promptly to issue a number of Partnership Units equal to the number of ordinary shares received by the Partnership to the Limited Partners pro rata in accordance with their respective Partnership Units corresponding to Securities held by the Partnership on the record date of such distribution (to the extent permitted by, and as adjusted to the extent required to comply with, applicable law, the terms and conditions of the Shareholders Agreement and the articles of association of Skype, and as adjusted to ensure the Partnership does not own ordinary shares of Skype (and no Limited Partner holds Partnership Units) other than in an exact multiple of the number of classes of ordinary shares of Skype then outstanding, in each case as determined, and except as waived, by the General Partner in its good faith discretion) (provided that any Securities received in respect of Co-Invest Shares subject to a pledge and/or charge in favor of Skype Technologies, and any Partnership Units so issued in respect of thereof, shall be required to be pledged and/or charged to Skype Technologies as additional security for the loan granted to purchase or subscribe for such Co-Invest Shares); and

(iii) to the extent such distributions are comprised of assets other than cash or ordinary shares of Skype, the General Partner shall take any action necessary and permitted under Section 4.05 (within the General Partner’s reasonable discretion) to account for the receipt by the Partnership of assets other than cash or ordinary shares of Skype.

Notwithstanding the foregoing, upon the termination of the Partnership, the General Partner shall distribute to the Limited Partners on a pro rata basis in accordance with the Limited Partners’ respective Partnership Units, all assets held by the Partnership (to the extent permitted by, and as adjusted to the extent required to comply with, applicable law, the terms and conditions of the Shareholders Agreement and the articles of association of Skype, and as adjusted to ensure that no shareholder of Skype owns ordinary shares of Skype other than in an exact multiple of the number of classes of ordinary shares of Skype then outstanding, in each case as determined, and except as waived, by the General Partner in its good faith discretion).

(a) Except as otherwise provided herein, distributions to the Limited Partners shall be made at such times and in such amounts as the General Partner shall determine in its good faith discretion; provided that, except as provided in Section 5.01(c), any such distributions shall be made pro rata in accordance with the Limited Partners’ respective Partnership Units. Distributions may be made in cash, Securities or other property received by the Partnership as a result of holding an interest in the Securities, as determined by the General Partner in its good faith discretion; provided that any distributions to the Limited Partners shall consist of the same relative composition of cash and/or property for each Limited Partner receiving a similar distribution, except as otherwise expressly permitted herein.

(b) In the event that Securities are distributed to any Limited Partner pursuant to the terms hereof (including by way of a redemption of Partnership Units or upon a winding up of the Partnership), such Limited Partner shall enter into an agreement with Skype (or an Affiliate thereof designated by the General Partner) and the other shareholders of Skype (or any successor or applicable Affiliate) designated by the General Partner in respect of such Securities which shall contain substantially the same terms and conditions set forth in the Shareholders Agreement (as amended and in effect at the time of such distribution), including with respect to any agreement contemplated therein to be entered into in connection with or contemplation of an Initial Public Offering (but without bestowing rights under such agreement to any of the Limited Partners not expressly provided for in this Agreement, including, without limitation, any pre-emptive rights, voting rights or rights of first refusal), and, to the extent not so provided for in such agreement, Skype and the Limited Partner shall enter into an agreement providing such Limited Partner with piggyback registration rights substantially similar to the piggyback registration rights such Limited Partner would have if it were a direct party to the Shareholders Agreement (but no greater than the piggyback registration rights such Limited Partner holds through the Partnership immediately prior to such distribution). Any Securities so distributed that are subject to a pledge and/or charge in favor of Skype Technologies shall remain subject to such pledge and/or charge, and any Limited Partner receiving such Securities hereby agrees to execute and deliver any additional documents and instruments and perform any additional acts that the General Partner determines to be reasonably necessary or appropriate to ensure such Securities remain subject to such pledge and/or charge.

(c) In the event that Skype undertakes a reduction in capital that applies exclusively to the Securities attributable to a relevant Limited Partner, such Limited Partner shall have the right to request that the General Partner redeem such Limited Partner’s Partnership Units against the assignment or transfer to such Limited Partner of any consideration received by the Partnership from Skype as a result of such capital reduction and the General Partner shall not unreasonably withhold its consent to such request. Notwithstanding any other provision of this Agreement, assignments or transfers under this Section 5.01(c) and limited to the consideration received in respect of the Securities attributable to the relevant Limited Partner need not be distributed to the Limited Partners on a pro rata basis but will be assigned or transferred to the redeeming Limited Partner in satisfaction of the redemption proceeds payable in respect of any Partnership Units being redeemed at the request of such Limited Partner.

Section 5.02. Limitations on Distribution. Notwithstanding any provision to the contrary contained in this Agreement, the General Partner shall not be required to cause the Partnership to make any distribution to any Partner except to the extent permitted by, and as adjusted to the extent required to comply with, applicable law, the terms and conditions of the Shareholders Agreement and the articles of association of Skype, and as adjusted to ensure no shareholder of Skype owns ordinary shares of Skype (and no Limited Partner holds Partnership Units) other than in an exact multiple of the number of classes of ordinary shares of Skype then outstanding, in each case as determined, and except as waived, by the General Partner in its good faith discretion.

Section 5.03. Extraordinary Redemption. If at any time the Partnership, for any reason, becomes or is about to become subject to the registration requirements of the Investment Company Act, the General Partner may take any action it considers necessary or advisable in its good faith discretion (including, without limitation, causing the Partnership to redeem Partnership Units of Limited Partners in exchange for Partnership assets or other compensation determined by the General Partner) in order to avoid, or prevent the Partnership from becoming subject to, such requirements.

Section 5.04. Offset. Notwithstanding anything to the contrary herein, whenever the Partnership is to pay any sum to any Partner, any amounts such Partner owes the Partnership or any member of the Skype Group (and which is not subject to any reasonable dispute) may be deducted from such sum before payment to the extent permitted by applicable law, and in the event any amounts owed to any member of the Skype Group are so deducted, such deducted amounts shall be paid by the Partnership to the applicable member of the Skype Group.

ARTICLE VI

ALLOCATIONS

Section 6.01. Calculation of Profits and Losses. For financial accounting purposes, the profits and losses, and other accounting, of the Partnership shall be determined for each fiscal year in accordance with GAAP.

Section 6.02. Allocation of Profits and Losses.

(a) Except as otherwise set forth in this Section 6.02, for Capital Account purposes, all items of income, gain, loss and deduction determined in accordance with Treasury Regulation 1.704-1(b)(2)(iv) and the accounting method used by the Partnership for U.S. federal income tax purposes shall be allocated among the Partners pro rata in accordance with the Partners’ respective Partnership Units; provided, however, that any items of income, gain, loss and deduction realized by the Partnership with respect to the Transfer, by way of a Tag Along Transfer of a Limited Partner’s Pro Rata Portion of the Securities held by the Partnership pursuant to Section 7.02 or the sale of such Securities in an Initial Public Offering pursuant to Section 7.03 or Section 7.04 shall be allocated to such Limited Partner; and provided further that any costs, expenses or losses for which a specific Limited Partner is responsible pursuant to this Agreement shall be allocated to such Limited Partner.

(b) For federal, state and local income tax purposes, items of income, gain, loss, deduction and credit shall be allocated to the Partners in accordance with the allocations of the corresponding items for Capital Account purposes under this Section 6.02, except that items with respect to which there is a difference between tax and book basis will be allocated in accordance with Section 704(c) of the Code and the Treasury Regulations thereunder. For the purposes of this Section 6.02, each Limited Partner shall be deemed to have acquired the shares of Skype received by the Partnership on such Limited Partner’s behalf pursuant to Section 4.01 and then contributed such shares to the Partnership in exchange for the Partnership Units issued to such Limited Partner pursuant to Section 4.01.

(c) Notwithstanding any provision of this Section 6.02, no item of deduction or loss shall be allocated to a Partner to the extent that such allocation would cause a negative balance in such Partner’s Capital Account (after taking into account the adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6)) that exceeds the sum of (i) the amount that such Partner would be required to reimburse the Partnership pursuant to this Agreement or under applicable law and (ii) the amount that such Partner is deemed obligated to reimburse pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5). In the event that some but not all of the Partners would have such excess Capital Account deficits as a consequence of such allocation of loss or deduction, the limitation set forth in this Section 6.02(c) shall be applied on a Partner-by-Partner basis so as to allocate the maximum permissible deduction or loss to each Partner under Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations. Any special allocations of items of loss or deduction pursuant to this Section 6.02(c) shall be taken into account in computing subsequent allocations pursuant to this Section 6.02 so that the net amount of any items so allocated and all other items allocated to each Partner pursuant to this Section 6.02 shall, to the extent possible, be equal to the net amount that would have been allocated to each such Partner pursuant to the provisions of this Section 6.02 if such special allocations of items of loss or deduction had not occurred.

(d) In the event any Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate as quickly as possible any deficit balance in its Capital Accounts in excess of that permitted under Section 6.02(c) created by such adjustments, allocations or distributions. Any special allocations of items of income or gain pursuant to this Section 6.02(d) shall be taken into account in computing subsequent allocations pursuant to this Section 6.02 so that the net amount of any items so allocated and all other items allocated to each Partner pursuant to this Section 6.02 shall, to the extent possible, be equal to the net amount that would have been allocated to each such Partner pursuant to the provisions of this Section 6.02 if such unexpected adjustments, allocations or distributions had not occurred.

(e) In the event the Partnership incurs any nonrecourse liabilities, income and gain shall be allocated in accordance with the “minimum gain chargeback” provisions of Section 1.704-1(b)(4)(iv) and 1.704-2 of the Treasury Regulations.

(f) The Capital Accounts of the Partners shall be adjusted to reflect the fair market value (as determined by the General Partner in its good faith judgment) of Partnership property in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) and shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(e) in the case of a distribution of any property (other than cash).

(g) All elections, decisions and other matters concerning the allocation of profits, gains and losses among the Partners, and accounting procedures, not specifically and expressly provided for by the terms of this Agreement, shall be determined by the General Partner in good faith. Such determination made in good faith by the General Partner shall, absent manifest error, be final and conclusive as to all Partners.

(h) To the extent the Partnership is required by law to withhold or to make tax payments on behalf of or with respect to any Partner (“Tax Advances”), the General Partner may cause such amounts to be withheld and such tax payments to be made as so required. All Tax

Advances made on behalf of a Partner, plus interest thereon at a rate equal to the Base Rate, as of the date of such Tax Advances, shall, at the option of the General Partner, (i) be promptly paid to the Partnership by the Partner on whose behalf such Tax Advances were made (such payment not to constitute a Capital Contribution for purposes of this Agreement) or (ii) be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Partner or, if such distributions are not sufficient for that purpose, by so reducing the proceeds upon liquidation otherwise payable to such Partner. Whenever the General Partner selects option (ii) pursuant to the preceding sentence for repayment of a Tax Advance by a Partner, for all other purposes of this Agreement such Partner shall be treated as having received all distributions (whether before or upon liquidation) unreduced by the amount of such Tax Advance and interest thereon. Each Partner hereby agrees, to the extent permitted by applicable state and federal law, to reimburse the Partnership for any liability with respect to Tax Advances required on behalf of or with respect to such Partner. The General Partner will notify a Limited Partner promptly in writing if it determines that the Partnership is required to withhold any amount or make any tax payment purportedly representing a tax liability of such Limited Partner. In addition, the General Partner agrees that it will make or cause the Partnership to make any filings, applications or elections reasonably requested by the Limited Partner to obtain any available exemption from or any available refund of any withholding or other taxes imposed by any taxing authority with respect to amounts distributable or items of income allocable to a Limited Partner pursuant to this Agreement; provided that such Limited Partner shall bear the cost of any such filings, applications or elections.

Section 6.03. No Negative Capital Account Obligation. For the avoidance of doubt and notwithstanding any other provision of this Agreement, in no event shall any Partner who has a negative capital account upon final distribution of all cash and other property of the Partnership be required to restore such negative account to zero; provided that this sentence shall not limit the obligations of Partners to make any payments required under Section 6.02(h), Section 7.01(c) or Section 9.01.

Section 6.04. Share Numbering. The Partners hereby acknowledge that the Securities are numbered securities and that, upon any issuance or contribution of Securities to the Partnership and issuance of Partnership Units in respect thereof, the General Partner shall record the numbers of such Securities and maintain a record of which numbers of Securities correspond to which Partnership Units. Upon any redemption or Transfer of Partnership Units, the General Partner shall update its record accordingly. In the event of an election by a Limited Partner to distribute, sell or otherwise Transfer any Securities held by the Partnership, the General Partner shall use commercially reasonable efforts to ensure that the Securities corresponding to the Partnership Units held by such Limited Partner are those Securities which are so distributed, sold or otherwise Transferred.

ARTICLE VII

TRANSFERS

Section 7.01. Transfer Restrictions.

(a) No Limited Partner shall be entitled to Transfer any Partnership Units to any Transferee other than (i) with the written consent of the General Partner, (ii) in a Family Transfer or (iii) where the Limited Partner is required to pledge and/or charge such Partnership Units in favor of Skype Technologies as security for a loan extended by Skype Technologies to a Grantee for the purchase of Securities; provided that, in any case, except to the extent waived in writing by the General Partner, each of the representations and warranties under Section 12.01 and Section 12.02 (as well as any other representations and warranties reasonably required by the General Partner) must be true and correct as made by the Transferee at the time of such Transfer, and the General Partner must confirm that it is reasonably satisfied that such Transfer would not:

(i) violate the Securities Act or any state (or other jurisdiction’s) securities or “Blue Sky” laws applicable to the Partnership or the Partnership Units;

(ii) require the registration of the Partnership Units under the Securities Act or under the laws of any non-U.S. or other jurisdiction;

(iii) cause the Partnership to become subject to the registration requirements of the Investment Company Act;

(iv) be a “non-exempt prohibited transaction” under ERISA or the Code or cause all or any portion of the assets of the Partnership to constitute “plan assets” under ERISA or Section 4975 of the Code; or

(v) cause the Partnership to become a “publicly traded partnership” as such term is defined in Section 7704(b) of the Code.

(b) Any purported Transfer of Partnership Units other than in accordance with this Agreement shall be null and void, and the Partnership shall refuse to recognize any such Transfer for any purpose and shall not reflect in its records any change in record ownership of Partnership Units pursuant to any such Transfer.

(c) Any Limited Partner that proposes to Transfer Partnership Units in accordance with the terms and conditions hereof shall be responsible for any reasonable expenses incurred by the Partnership in connection with such Transfer. Any payments by the Limited Partners pursuant to this Section 7.01(c) shall not be considered “Capital Contributions” for purposes of this Agreement.

(d) Any Transferee of Partnership Units (including pursuant to a Family Transfer) shall be required, at the time of and as a condition to the validity and recognition of such Transfer, to become a party to this Agreement by executing and delivering such documents as may be necessary, in the reasonable opinion of the General Partner, to make such Person a party thereto, whereupon such Transferee will be treated as a Limited Partner for all purposes of this Agreement.

Section 7.02. Transfers of Securities.

(a) The Partners hereby acknowledge that the Partnership holds certain “tag along” rights (which, for the avoidance of doubt, will expire upon an Initial Public Offering and/or Change of Control) in respect of certain sales of Securities and that such rights are subject to, and exercisable in accordance with, the terms of the Shareholders Agreement and the articles of association of Skype. Prior to an Initial Public Offering, if a shareholder of Skype other than the Partnership (the “Transferring Entity”) proposes to Transfer to any Transferee (the “Proposed Transferee”) any of its Securities in, and gives valid notice under the Shareholders Agreement of, a transaction giving rise to “tag along” rights of the Partnership pursuant to Section 5.1 of the Shareholders Agreement (each such proposed Transfer, a “Tag Along Transfer”), the General Partner shall promptly provide written notice to each Limited Partner of the proposed Tag Along Transfer setting forth the principal terms and conditions of the proposed Tag Along Transfer, including the relevant information (including, without limitation, any pricing information) set forth in the notice with respect thereto issued pursuant to the Shareholders Agreement. Each Limited Partner shall have five (5) days from the effective date of such notice (or two (2) Business Days from the effective date of such notice if a shorter notice period is permitted under Section 5.1.5 of the Shareholders Agreement) (the “Tag Along Acceptance Period”) within which to provide written notice (the “Tag Along Acceptance Notice”) to the General Partner to include all or a portion of such Limited Partner’s Pro Rata Portion of the Partnership’s Securities in the Tag Along Transfer. Following the expiry of the Tag Along Acceptance Period, the General Partner shall cause the Partnership to Transfer to the Proposed Transferee the same portion (the “Tag Along Transferring Portion”) of the Partnership’s Securities as are being Transferred by the Transferring Entity in the Tag Along Transfer (except to the extent any Limited Partner(s) do not timely and validly return a Tag Along Acceptance Notice to include the entire Pro Rata Portion(s) of such Limited Partner(s) and only to the extent permitted by, and as adjusted to the extent required to comply with, applicable law, the terms and conditions of the Shareholders Agreement and the articles of association of Skype, and as adjusted to ensure the Partnership does not own ordinary shares of Skype (and no Limited Partner holds Partnership Units) other than in an exact multiple of the number of classes of ordinary shares of Skype then outstanding, in each case as determined, and except as waived, by the General Partner in its good faith discretion), subject to the terms of the Shareholders Agreement, and cause the Partnership to redeem from each of the participating Limited Partners the Tag Along Transferring Portion of such Limited Partner’s Partnership Units (except to the extent such Limited Partner has delivered a Tag Along Acceptance Notice opting to include less than such Limited Partner’s entire Pro Rata Portion and only to the extent permitted by, and as adjusted to the extent required to comply with, applicable law, the terms and conditions of the Shareholders Agreement and the articles of association of Skype, and as adjusted to ensure the Partnership does not own ordinary shares of Skype (and no Limited Partner holds Partnership Units) other than in an exact multiple of the number of classes of ordinary shares of Skype then outstanding, in each case as determined, and except as waived, by the General Partner in its good faith discretion) in consideration for the proceeds received by the Partnership from the sale of those Securities (which shall be distributed pro rata to the participating Limited Partners in accordance with the number of Partnership Units redeemed from each of them (except that any proceeds received by the Partnership in respect of the sale of Co-Invest Shares subject to a pledge and/or charge in favor of Skype Technologies (minus any tax required to be withheld by the Partnership in respect of such proceeds and the lesser of (a) thirty-three percent (33%) of the capital gain realized from the sale of such Co-Invest Shares and (b) the General Partner’s good faith estimate of the amount of additional income tax that will be incurred by the relevant Limited Partners on the capital gain realized from the sale of such Co-Invest Shares considering such Limited Partners’ nationality and/or tax residence and/or the jurisdiction applicable to such capital gain) shall be paid by the Partnership directly to Skype Technologies in repayment of the loan granted to purchase or subscribe for such Co-Invest Shares, but shall be deemed to have been distributed to the Limited Partners who would otherwise have received such proceeds)). Notwithstanding the foregoing provisions of this Section 7.02, in the event that the terms of the Tag Along Transfer change such that the notice delivered by the Transferring Entity becomes null and void pursuant to Section 5.1.5 of the Shareholders Agreement, the Partnership shall not sell any of its Securities in such Tag Along Transfer except in accordance with the terms of Section 5.1.5 of the Shareholders Agreement. Appropriate adjustments shall be made to Section 6.02 so that allocations pursuant thereto shall take into account the transactions described in this Section 7.02.

(b) The Partners hereby acknowledge that the Partnership holds its Securities subject to certain “drag along” rights (which, for the avoidance of doubt, will expire upon an Initial Public Offering and/or Change of Control) of other shareholders of Skype in respect of certain sales of Securities by other shareholders of Skype and that such rights are more fully described in the Shareholders Agreement. If any shareholder or group of shareholders of Skype other than the Partnership (the “Dragging Entities”) proposes to Transfer Securities to any Transferee (the “Dragging Transferee”) in a transaction giving rise to, and in which the Dragging Entities give notice of their intention to exercise their, “drag along” rights (any such proposed Transfer, a “Drag Along Transfer”), the General Partner shall promptly provide to each Limited Partner written notice (which shall be for information only) of the Drag Along Transfer setting forth the principal terms and conditions of the proposed Drag Along Transfer, including the relevant information (including, without limitation, any pricing information) set forth in the notice with respect thereto issued pursuant to the Shareholders Agreement. In the event the Partnership becomes obligated to sell all or any portion of its Securities in connection with such Drag Along Transfer, the General Partner shall cause the Partnership to Transfer to the Dragging Transferee the required portion of the Partnership’s Securities and shall redeem from the Limited Partners (pro rata in accordance with the Partnership Units held by them at the time of the closing of the Drag Along Transfer) (to the extent permitted by, and as adjusted to the extent required to comply with, applicable law, the terms and conditions of the Shareholders Agreement and the articles of association of Skype, and as adjusted to ensure the Partnership does not own ordinary shares of Skype (and no Limited Partner holds Partnership Units) other than in an exact multiple of the number of classes of ordinary shares of Skype then outstanding, in each case as determined, and except as waived, by the General Partner in its good faith discretion) a number of Partnership Units equal to the number of ordinary shares of Skype sold by the Partnership in such Drag Along Transfer using the proceeds received by the Partnership for those ordinary shares; provided that any proceeds received by the Partnership in respect of the sale of Co-Invest Shares subject to a pledge and/or charge in favor of Skype Technologies (minus any tax required to be withheld by the Partnership in respect of such proceeds and the lesser of (a) thirty-three percent (33%) of the capital gain realized from the sale of such Co-Invest Shares and (b) the General Partner’s good faith estimate of the amount of additional income tax that will be incurred by the relevant Limited Partners on the capital gain realized from the sale of such Co-Invest Shares considering such Limited Partners’ nationality and/or tax residence and/or the jurisdiction applicable to such capital gain) shall be paid by the Partnership directly to Skype Technologies in repayment of the loan granted to purchase or subscribe for such Co-Invest

Shares, but shall be deemed to have been paid to the Limited Partners who would otherwise have received such proceeds. For the avoidance of doubt, any party becoming a Limited Partner on or after the date of the notice of the Drag Along Transfer and on or before the date of its consummation, and any Partnership Units issued during this period, shall be subject to the provisions of this Section 7.02 in respect of such Drag Along Transfer as though such Limited Partner had held such Partnership Units on or prior to the date of the notice of the Drag Along Transfer. Appropriate adjustments shall be made to Section 6.02 so that allocations pursuant thereto shall take into account the transactions described in this Section 7.02.

(c) To the extent that the Partnership incurs any liability or loss as a result of the representations, warranties, covenants, indemnities and agreements that the Partnership is required pursuant to the Shareholders Agreement to agree to in connection with a Transfer of Securities, such liability or loss shall be the responsibility of, and shall be withheld from any required payments to be made to, the Limited Partners pro rata in accordance with the Partnership Units of theirs redeemed in such Tag Along Transfer or Drag Along Transfer (unless such liability or loss is caused by one or more Limited Partners, in which case such liability or loss will be the responsibility of, and shall be withheld from any required payments to be made to, the Limited Partner(s) causing such liability or loss pro rata in accordance with the Partnership Units of theirs redeemed in such Tag Along Transfer or Drag Along Transfer). Each Limited Partner participating in a Tag Along Transfer or Drag Along Transfer shall also represent to the Partnership (on a several basis) at the time such Limited Partner’s Partnership Units are redeemed that it has unencumbered title to its Partnership Units.

(d) All reasonable costs and expenses incurred by the Partnership in connection with any proposed Transfer of Securities (whether or not consummated), including all attorney fees and charges, all accounting fees and charges and all finder’s, brokerage and/or investment banking fees, charges or commissions, shall be withheld from the cash proceeds attributable to the Partnership Units by the Limited Partners who participate (or would have participated) indirectly in such Transfer pro rata in accordance with the amount of cash that each Limited Partner would receive (or would have received) (either by way of distribution or redemption payment) out of the cash proceeds resulting from such Transfer or a related Transfer; provided that the Limited Partners shall not be responsible for any costs and expenses in excess of the costs and expenses that they could reasonably have incurred in connection with such actual or proposed Transfer if they had directly owned the Securities in accordance with the Shareholders Agreement and, in the event there are insufficient cash proceeds resulting from such Transfer and any related Transfer, the General Partner shall be responsible for any shortfall.

(e) Following a redemption of Partnership Units of any Limited Partner as a result of a Tag Along Transfer or Drag Along Transfer, the General Partner will correspondingly update the Partnership Register.

Section 7.03. Registered Public Offerings. To the extent that any shareholder of Skype (the “Initiating Shareholder”) delivers notice to the Partnership of its demand or piggyback registration rights to register its Securities in an Initial Public Offering pursuant to Section 6.1 or Section 6.2 of the Shareholders Agreement, the General Partner shall promptly provide written notice to each Limited Partner of the proposed Initial Public Offering, setting forth all of the principal terms and conditions of the proposed Initial Public Offering and including the relevant information (including the expected price range or minimum price per Security to be sold in such proposed Initial Public Offering) set forth in any notice with respect thereto issued pursuant to the Shareholders Agreement. Each Limited Partner shall have ten (10) days from the effective date of such notice (or such shorter period reasonably specified by the General Partner based on the period of time specified by the Initiating Shareholder but in any event no less than two (2) Business Days) (the “IPO Acceptance Period”) within which to provide written notice (the “IPO Acceptance Notice”) to the General Partner to include all or a portion of such Limited Partner’s Pro Rata Portion of the Partnership’s Securities in the Initial Public Offering. Following the expiry of the IPO Acceptance Period, to the extent permitted by the underwriters acting in relation to any such Initial Public Offering (which Skype shall make a good faith reasonable effort to obtain), the General Partner shall cause the Partnership to exercise its registration rights under the Shareholders Agreement to sell the same portion (the “IPO Transferring Portion”) of its Securities as the Initiating Shareholder is selling in such offering (except to the extent any Limited Partner(s) do not timely and validly return a IPO Acceptance Notice to include the entire Pro Rata Portion(s) of such Limited Partner(s) and only to the extent permitted by, and as adjusted to the extent required to comply with, applicable law, the terms and conditions of the Shareholders Agreement and the articles of association of Skype, and as adjusted to ensure the Partnership does not own ordinary shares of Skype (and no Limited Partner holds Partnership Units) other than in an exact multiple of the number of classes of ordinary shares of Skype then outstanding, in each case as determined, and except as waived, by the General Partner in its good faith discretion), subject to the terms of the Shareholders Agreement; provided that if the General Partner is informed that the expected minimum price or low end of the expected price range has decreased more than three (3) Business Days prior to the expected pricing of the Initial Public Offering, the General Partner shall use commercially reasonable efforts to notify each Limited Partner who returned a valid and timely IPO Acceptance Notice and, if and to the extent that the Partnership is permitted at such time to withdraw Securities from the Initial Public Offering under the terms of the Shareholders Agreement, each such Limited Partner shall have two (2) Business Days from the delivery of such notice within which to withdraw the IPO Acceptance Notice previously submitted by it. The General Partner shall cause the Partnership to redeem from each of the participating Limited Partners the IPO Transferring Portion of such Limited Partner’s Partnership Units (except to the extent such Limited Partner has delivered an IPO Acceptance Notice opting to include less than such Limited Partner’s entire Pro Rata Portion and only to the extent permitted by, and as adjusted to the extent required to comply with, applicable law, the terms and conditions of the Shareholders Agreement and the articles of association of Skype, and as adjusted to ensure the Partnership does not own ordinary shares of Skype (and no Limited Partner holds Partnership Units) other than in an exact multiple of the number of classes of ordinary shares of Skype then outstanding, in each case as determined, and except as waived, by the General Partner in its good faith discretion) in consideration for the proceeds received by the Partnership from the sale of Securities in the Initial Public Offering (which shall be distributed pro rata to the participating Limited Partners in accordance with the number of Partnership Units redeemed from each of them (except that any proceeds received by the Partnership in respect of the sale of Co-Invest Shares subject to a pledge and/or charge in favor of Skype Technologies (minus any tax required to be withheld by the Partnership in respect of such proceeds and the lesser of (a) thirty-three percent (33%) of the capital gain realized from the sale of such Co-Invest Shares and (b) the General Partner’s good faith estimate of the amount of additional income tax that will be incurred by the relevant Limited Partners on the capital gain realized from the sale of such Co-Invest Shares considering such Limited Partners’ nationality and/or tax residence and/or the jurisdiction applicable to such capital gain) shall be paid by the Partnership directly to Skype Technologies in repayment of the loan granted to purchase or subscribe for such Co-Invest Shares, but shall be deemed to have been paid to the Limited Partners who would otherwise have received such proceeds)).

Section 7.04. Initial Public Offering Exchange. The Limited Partners hereby acknowledge that the Partnership has been granted certain rights pursuant to Section 2.13 of the Shareholders Agreement in relation to a potential restructuring in connection with an Initial Public Offering and that such rights are subject to, and exercisable in accordance with, the terms of the Shareholders Agreement. At any time the Partnership becomes entitled to exercise those rights under the Shareholders Agreement, the General Partner shall provide written notice to each Limited Partner setting forth all of the principal terms and conditions of the proposed restructuring that the Partnership has received, in its capacity as a shareholder of Skype, from Skype under the Shareholders Agreement, as well as, if applicable, specifying the period during which the Limited Partners may deliver a notice in respect of the exercise of such rights. Each Limited Partner shall have no less than five (5) Business Days from the effective date of such notice within which to elect, in its sole discretion, by way of notice to the General Partner to request that the Partnership exercise the Partnership’s rights in relation to all or a portion of such Limited Partner’s Pro Rata Portion of the Securities held by the Partnership to have Skype use its reasonable efforts to deliver to the Partnership for distribution to such Limited Partner and/or have sold all or a portion of the Subject Securities having a value equal to such Limited Partner’s Pro Rata Portion of the Securities held by the Partnership (to the extent permitted by, and as adjusted to the extent required to comply with, applicable law, the terms and conditions of the Shareholders Agreement and the articles of association of Skype, and as adjusted to ensure that no shareholder of Skype owns ordinary shares of Skype (and no Limited Partner holds Partnership Units) other than in an exact multiple of the number of classes of ordinary shares of Skype then outstanding, in each case as determined, and except as waived, by the General Partner in its good faith discretion). The General Partner shall cause the Partnership to redeem from the requesting Limited Partners (pro rata in accordance with the number of Partnership Units in respect of which each Limited Partner elects to exercise such rights) a number of Partnership Units equal to the number of ordinary shares of Skype in respect of which such rights were exercised using the proceeds and/or Subject Securities received by the Partnership from such exercise under the Shareholders Agreement (such proceeds and/or Subject Securities to be apportioned among such Limited Partners in accordance with the requests set forth in their notices delivered pursuant to this Section 7.04, to the extent such requests have been fulfilled); provided that (i) the General Partner shall not be required to entertain or satisfy any request for the delivery of Subject Securities pursuant to any notice delivered under this Section 7.04 from any Limited Partner unless either (a) the loan granted to purchase or subscribe for such Limited Partner’s Co-Invest Shares has been repaid in full or (b) Skype Technologies provides its written consent and the General Partner reasonably determines that such loan will be repaid in full at or before the time such Subject Securities are expected to be delivered to such Limited Partner and (ii) any proceeds received by the Partnership in respect of the exchange of Co-Invest Shares subject to a pledge and/or charge in favor of Skype Technologies (minus any tax required to be withheld by the Partnership in respect of such proceeds and the lesser of (a) thirty-three percent (33%) of the capital gain realized from the sale of such Co-Invest Shares and (b) the General

Partner’s good faith estimate of the amount of additional income tax that will be incurred by the relevant Limited Partners on the capital gain realized from the sale of such Co-Invest Shares considering such Limited Partners’ nationality and/or tax residence and/or the jurisdiction applicable to such capital gain) shall be paid by the Partnership directly to Skype Technologies in repayment of the loan granted to purchase or subscribe for such Co-Invest Shares, but shall be deemed to have been paid to the Limited Partners who would otherwise have received such proceeds.

Section 7.05. Preemptive Rights and Rights of Last Refusal Waivers. The Limited Partners hereby acknowledge that the Partnership may accrue or hold certain preemptive rights under Section 3 of the Shareholders Agreement or otherwise and/or certain rights of last refusal under Section 5.4 of the Shareholders Agreement and hereby agrees that the General Partner may cause the Partnership to waive any such rights at any time and from time to time.

ARTICLE VIII

CALL RIGHTS AND PLEDGE ENFORCEMENT

Section 8.01. Call Right.

(a) In accordance with the mechanism described in Section 8.02, Skype (and/or its designee(s)) shall have the right (the “Call Right”), within one (1) year following the effective date of any voluntary or involuntary termination of any Grantee’s Employment (or, if later, the date of any material violation by such Grantee of Section 5.1 of the Equity Incentive Plan within 18 months following the Grantee’s termination of Employment or any of Sections 5.2 to 5.4 of the Equity Incentive Plan), to purchase in one or more tranches directly or indirectly from the Limited Partner(s) holding from time to time (x) any Partnership Units issued to such Grantee (other than any Partnership Units issued in respect of any Co-Invest Shares if such Grantee’s Employment is terminated by the Skype Group without Cause or as a result of such Grantee’s death or Disability (which Partnership Units shall not be included in this clause (x) unless at any time such Grantee materially violates Section 5.1 of the Equity Incentive Plan within 18 months following the Grantee’s termination of Employment or any of Sections 5.2 to 5.4 of the Equity Incentive Plan or becomes deemed (pursuant to Section 2(c) of the Equity Incentive Plan) to have been terminated for Cause)) (including any Partnership Units issued to such Grantee in connection with any mandatory exercise pursuant to Section 4.14 of the Equity Incentive Plan), and/or (y) any Partnership Units issued to Limited Partners as a result of holding the Partnership Units described in clause (x) (collectively, the “Subject Partnership Units”), and, upon any exercise of the Call Right, such Limited Partner(s) shall sell to Skype (and/or its designee(s)), an amount of Securities (as specified by Skype (and/or its designee(s)) in a Call Notice) up to the number of Subject Partnership Units, at a per share price (the “Call Price”) determined as follows:

(i) In respect of any EIP Shares and/or Purchased Shares, if the Grantee’s Employment is terminated (A) by the Skype Group without Cause, (B) by the Grantee for any reason after the fifth (5th) anniversary of the Completion Date or (C) upon the Grantee’s death or Disability, and, in respect of all Co-Invest Shares subject to the Call Right, the Call Price shall be equal to the Fair Market

Value of an ordinary share of Skype, determined as of the date as of which the Call Right is exercised pursuant to the relevant Call Notice.

(ii) In respect of any EIP Shares and/or Purchased Shares, if the Grantee’s Employment is terminated by the Skype Group for Cause or by the Grantee for any reason prior to the fifth (5th) anniversary of the Completion Date, the Call Price shall be equal to the lesser of (A) the Fair Market Value of an ordinary share of Skype, determined as of the date as of which the Call Right is exercised pursuant to the relevant Call Notice and (B) the price paid, if any, by such Grantee for such Securities; provided that, if a Grantee exercised all or any portion of his or her Options through net-physical settlement, the price paid for any Securities acquired pursuant to such exercise shall be deemed to be zero.

Notwithstanding anything herein to the contrary, in the event that Skype has exercised its Call Right pursuant to this Article VIII in respect of which one or more Limited Partner(s) have received payment(s) in respect of the relevant Grantee’s EIP Shares and/or Purchased Shares and the relevant Grantee is thereafter deemed (pursuant to Section 2(c) of the Equity Incentive Plan) to have been terminated for Cause or materially violates Section 5.1 of the Equity Incentive Plan within 18 months following the Grantee’s termination of Employment or any of Sections 5.2 to 5.4 of the Equity Incentive Plan, to the extent applicable to such Grantee, each such Limited Partner shall be obligated to deliver to Skype (and/or its designee(s)), within five (5) days of being notified, the excess, if any, of the amount of such payment received by such Limited Partner over the amount Skype would have been required to pay such Limited Partner in respect of the relevant EIP Shares and/or Purchased Shares if the Call Price had been calculated under Section 8.01(a)(ii).

(b) Notwithstanding anything herein to the contrary, to the extent that the terms of this Section 8.01 are inconsistent with or varied by a separate agreement between any Grantee and any member of the Skype Group, such inconsistent or varied terms shall take precedence over the terms of this Section 8.01.

Section 8.02. Mechanism for Repurchase. Skype (and/or its designee(s)) shall be permitted to exercise its Call Right under Section 8.01 by delivering to the Partnership and each of the relevant Limited Partner(s) a written notice (such notice to contain an express acknowledgement from Skype (and/or its designees)) that the relevant Limited Partner is not acting on behalf of the Partnership or in the capacity as a general partner) (each, a “Call Notice”) specifying its intent to purchase, directly or indirectly, an amount of Securities up to the number of Subject Partnership Units and the date (which date shall not be later than sixty (60) days after the end of the fiscal quarter during which the Call Notice is effective) and place for consummation of such repurchase transaction (the “Call Closing”) and directing the relevant Limited Partner(s) to sell such Securities to Skype (and/or its designee(s)) at the applicable price determined under Section 8.01. Immediately prior to, and subject to, the Call Closing, the General Partner shall cause the Partnership, in order to effectuate the Call Right in accordance with this Article VIII, to redeem a number of Partnership Units of the relevant Limited Partner equal to the number of Securities specified in the Call Notice at an exchange rate of one ordinary share of Skype per Partnership Unit. The amount to be paid for such Securities shall be delivered in the form of a certified check or bank draft denominated in U.S. dollars and payable to the relevant Limited Partner(s) or by a U.S. dollar wire transfer of immediately available funds to an account designated by such Limited Partner(s). Each Limited Partner selling Securities to Skype (and/or its designee(s)) shall make customary representations and warranties regarding the sale of such Securities in the form reasonably required by Skype, including that such Limited Partner(s) have good and marketable title to the Securities to be Transferred and that they shall be Transferred free and clear of all liens, claims and other encumbrances, and Skype (and/or its designee(s)) shall be entitled to require the signatures of such Limited Partners be guaranteed by a national bank or reputable securities broker and/or confirmed by a notary public (as determined by Skype in its sole discretion). Any amounts that would otherwise be payable to a Limited Partner in connection with any transaction contemplated by this Section 8.02 or by Section 8.03 as consideration for any Co-Invest Shares subject to a pledge and/or charge in favor of Skype Technologies shall be paid directly to Skype Technologies in repayment of (or, if payable by Skype Technologies, set off by Skype Technologies against) the loan granted to purchase or subscribe for such Co-Invest Shares, but shall be deemed to have been paid to the Limited Partner who would otherwise have received such amounts.

Section 8.03. Restrictions on Repurchase. Notwithstanding anything herein to the contrary, all repurchases of Securities by Skype (and/or its designee(s)) pursuant to the exercise of a Call Right shall be made subject to and only if permitted under all applicable legal restrictions and any restrictions contained in any guarantee, financing or security agreement or other document entered into by Skype or any of its Affiliates and in effect on the date as of which Skype’s Call Right is exercised and/or on the date of the Call Closing (a “Financing Agreement”). Without limiting the foregoing, if any restrictions imposed by a Financing Agreement, in the reasonable view of any legal counsel advising the General Partner and/or Skype, prohibit or restrict the repurchase of any Securities, Skype (and/or its designee(s)) shall have the right (but not the obligation) to deliver at the Call Closing, as payment of the purchase price for such Securities, a subordinated note (along with any ancillary documents) with a principal amount equal to such purchase price payable in a single lump sum not later than twenty (20) Business Days after any such restrictions are no longer applicable and bearing interest (accruing quarterly) at a rate per annum equal to the prime interest rate as disclosed in The Wall Street Journal on the date of the applicable Call Notice. If any such restrictions imposed by a Financing Agreement prohibit or restrict the repurchase of Securities by issuance of such a subordinated note or if Skype determines in its reasonably discretion that there is reason to doubt the enforceability of any of the terms (including, without limitation, the subordination clause) of the subordinated note (and/or any ancillary documents), the time periods provided in this Article VIII shall be suspended, and Skype (and/or its designee(s)) shall have the right to make such repurchase as soon as permitted without restriction under any Financing Agreement according to the same terms specified in the original Call Notice(s). In the event that any restrictions imposed by a Financing Agreement prohibit or restrict any such repurchase of Securities for cash or a subordinated note as contemplated by this Section 8.03, Skype shall make a good faith request for a waiver of such prohibition or restriction, if Skype in good faith determines that such a request would not have any adverse effect on its relations with the counterparties under such Financing Agreement or otherwise on any member of the Skype Group; provided that Skype shall not in any event be required to pay any waiver or consent fee or otherwise incur more than nominal costs to make such request or obtain any such waiver.

Section 8.04. Six Month Limitation. Notwithstanding anything to the contrary in this Article VIII, to the extent necessary to ensure that the Options are not classified as liability awards under GAAP, the Call Right cannot be exercised by Skype until six (6) months after the date of exercise of the Options, it being understood that the window in which the Call Right is exercisable shall be extended by the amount of any period during which the Call Right was not exercisable as a result of this Section 8.04.

Section 8.05. Termination of the Call Right. Notwithstanding any other provision contained in Sections 8.01 through 8.04, the Call Right cannot be exercised by Skype (and/or its designee(s)) at or after the closing of an Initial Public Offering or a Change of Control.

Section 8.06. Enforcement of Pledge. At any time while Skype Technologies has a right to enforce a pledge and/or charge over Securities held by the Partnership or over any Partnership Units, in either case securing a loan granted by Skype Technologies to a Grantee, the General Partner shall cause the Partnership to cooperate with Skype Technologies in any attempt Skype Technologies may make to enforce its rights under any such pledge and/or charge, including, without limitation, to force the sale of such Securities, to require the Transfer of such Securities to Skype Technologies (and/or its designee(s)) and/or to redeem or force the sale of any such Partnership Units issued to such Grantee and/or any Partnership Units issued as a result of holding such Partnership Units.

ARTICLE IX

COMPANY EXPENSES, BOOKS AND RECORDS,

TAX MATTERS

Section 9.01. Fees and Expenses. The Partnership’s organizational, administrative and general operating expenses shall be paid by the General Partner.

Section 9.02. Fiscal Year and Method of Accounting. The fiscal year of the Partnership shall begin on January 1 of each year (except for the first fiscal year of the Partnership, which shall begin on the date on which the Section 9 Statement was filed) and end on the following December 31 (except for the last fiscal year of the Partnership, which shall end on the date on which the Partnership is terminated). Subject to Section 6.01, the General Partner shall select the appropriate method of accounting for the Partnership. For U.S. federal income tax purposes, the Partnership’s taxable year shall be determined in accordance with Section 706 of the Code and Treasury Regulations promulgated thereunder.

Section 9.03. Records and Information. The books and records of the Partnership shall be maintained at the principal office and place of business of the Partnership and the General Partner shall cause such records to be maintained at the registered office as required under the Law. Each Partner shall have access to such books and records and a right to copy the same, provided that, unless otherwise consented to by the General Partner, (a) such Partner shall provide written notice to the General Partner of its request at least ten (10) Business Days prior to the date on which it wishes to have access, (b) such books and records shall only be available for inspection at the principal office of the Partnership and (c) any information received by a Partner shall be considered “Confidential Information” under Section 13.04.

Section 9.04. Financial Statements and Reports. The General Partner shall oversee the accounting, tax and recordkeeping matters of the Partnership. The General Partner shall cause the Partnership to deliver to each Partner within a reasonable time after the close of each fiscal quarter and fiscal year, the unaudited financial statements of the Partnership for such period. Each Partner will receive a Form K-1 from the Partnership within a reasonable time after the end of each fiscal year, and the General Partner will use commercially reasonable efforts to cause the Partnership to provide such other information as such Partner may reasonably request for tax purposes. To the extent that a Limited Partner is required to file tax returns or forms that it would not have been required to file had it held the Securities directly, the General Partner will use commercially reasonable efforts (at its own cost) to prepare or assist in the preparation of such filings as may be reasonably requested by such Limited Partner.

Section 9.05. U.S. Tax Classification. The Partners intend that the Partnership shall be classified as a partnership for U.S. federal income tax purposes. Neither the Partnership nor any Partner shall take any action so as to cause the Partnership to be treated as an association taxable as a corporation for U.S. federal income tax purposes.

Section 9.06. Tax Matters Partner. Pursuant to Section 6231(a)(7) of the Code, the General Partner is hereby designated as the tax matters partner, and shall assume and be responsible for duties provided in the Code for the “tax matters partner.”

ARTICLE X

LIABILITY AND INDEMNIFICATION

Section 10.01. Liability of Partners.

(a) Liability to the Partnership and Other Partners. No Partner (or any of its Affiliates), or any direct or indirect partner, member, employee, director, officer or agent of such Partner or any of its Affiliates shall be liable, responsible or accountable in damages or otherwise to the Partnership or to any of the other Partners, their successors or assigns except (i) in connection with any material breach of this Agreement by such Partner or (ii) by reason of acts or omissions related to the Partnership which are found by a court of competent jurisdiction upon entry of a final judgment to be the result of such Partner’s actual fraud, gross negligence (as such term is construed in accordance with Delaware law) or willful misconduct.

(b) Conduct of the Partnership. In conformity with the provisions of the Law, no Limited Partner shall take any part in the conduct of the Partnership’s business nor have any right or authority to act for or on behalf of the Partnership.

(c) Liability to Third Parties. No Partner of the Partnership shall be liable under a judgment, decree, or order of a court, or in any other manner, for a debt, obligation, or liability of the Partnership or of any other Partner. No Limited Partner shall be liable for any debts or obligations of the Partnership in excess of its contribution to the capital of the Partnership and its share of profits, unless such Limited Partner takes part in the conduct of the business of the Partnership, in which event such Limited Partner shall be liable to the extent provided in Section 7 of the Law. Notwithstanding anything to the contrary herein contained, a Limited Partner who receives a payment representing a return of any part of its capital contribution within a period of six (6) months before an insolvency of the Partnership shall be liable to repay such payment, without interest, to the extent that such contribution or part thereof is necessary to discharge a debt or obligation of the Partnership incurred during the period that the contribution represented an asset of the Partnership.

Section 10.02. Indemnification. To the fullest extent permitted by law, the Partnership shall indemnify, defend and hold harmless the General Partner (and its Affiliates), and any direct or indirect partner, member, employee, director, officer or agent of the General Partner or any of its Affiliates (each, an “Indemnified Person”) from and against any loss, liability, damages, cost or expense (including legal fees and expenses and any amounts paid in settlement) resulting from a claim, demand, lawsuit, action or proceeding (an “Indemnifiable Event”) arising out of any breach of this Agreement by, or any wrongful act on the part of, any one or more Limited Partners (any such Limited Partner, a “Breaching Partners”); provided that (a) the total amount payable to any Indemnified Person(s) pursuant to this or the following sentence in respect of any Indemnifiable Event shall be payable solely with recourse to the Securities or other assets held by the Partnership corresponding to the Partnership Units held by the Breaching Partners having committed the breach(es) and/or wrongful act(s) out of which such Indemnifiable Event arose and (b) following or concurrently with any payment (in cash or otherwise) by the Partnership to an Indemnified Person pursuant to this or the following sentence, the General Partner may redeem from the Breaching Partners without further consideration (pro rata in accordance with the respective number of Partnership Units held by them) any number of Partnership Units up to the number of Securities whose collective Fair Market Value is no greater than the sum of such payment plus any other payment pursuant to this or the following sentence to the extent no Partnership Units have been redeemed in respect of all or part of such other payment and shall, in each case, correspondingly update the Partnership Register. Expenses, including legal fees, incurred by an Indemnified Person and relating to any claim, demand, lawsuit, action or proceeding for which indemnification may be sought under this Section 10.02 shall be paid by the Partnership upon demand by the Indemnified Person; provided that the Indemnified Person shall have entered into an undertaking to reimburse the Partnership for such expenses if it is ultimately determined by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification hereunder. For the avoidance of doubt, the indemnification provided for by this Section 10.02 shall not be an exclusive remedy to the Indemnified Persons, but is in addition to any other rights or remedies available to any Indemnified Person, and nothing in this Agreement shall preclude or prevent any Indemnified Person from bringing any claim, demand, lawsuit, action or proceeding arising out of any breach of this Agreement by, or any wrongful act on the part of, any Breaching Partners on any other basis.

To the extent that any provisions of this Agreement, including, without limitation, this Article X, are not enforceable under applicable law by virtue of any person not being party to this Agreement (each such person, a “Third Party”), each Limited Partner hereby agrees that the General Partner (acting on behalf of each Limited Partner and/or the Partnership) may enter into one or more separate agreements with any such Third Party on terms identical to those set forth in this Agreement and take all further actions as may be necessary or desirable, in the sole opinion of the General Partner, to give effect to such provisions (without expanding or altering their scope). Each Limited Partner hereby irrevocably appoints the General Partner as its agent and attorney-in-fact in connection with the foregoing.

The above power of attorney shall be irrevocable and deemed to be given to secure a proprietary interest in the donee of the power or the performance of an obligation owed to the donee.

Section 10.03. Exclusivity. The remedies provided for in Section 10.02 are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Indemnified Person.

ARTICLE XI

TERMINATION, LIQUIDATION AND DISSOLUTION

Section 11.01. Termination.

(a) The Partnership shall be terminated and its affairs shall be wound up upon the first of the following to occur:

(i) an Initial Public Offering (unless the General Partner determines in good faith that such termination and/or the resulting liquidation of the Partnership’s assets is reasonably likely to result in a conflict with applicable law, the terms and conditions of the Shareholders Agreement and/or the articles of association of Skype, and/or cause any shareholder of Skype to own ordinary shares of Skype other than in an exact multiple of the number of classes of ordinary shares of Skype then outstanding and decides not to terminate the Partnership);

(ii) a determination by the General Partner to dissolve the Partnership;

(iii) the disposition by the Partnership of all or substantially all of its assets pursuant to the terms of this Agreement;

(iv) the occurrence of an event set out in Section 15(5) of the Law in respect of the General Partner (unless a simple majority of the Limited Partners resolve to continue the business of the Partnership and elect a new general partner) in accordance with Section 15(6) of the Law; or

(v) any dissolution required by operation of law.

(b) Termination of the Partnership shall be effective as of the day on which the event giving rise to the termination occurs, but the Partnership shall not dissolve until there has been a winding up of the Partnership’s business and affairs, the Partnership’s assets have been distributed as provided in Section 11.03 and such notices have been filed in accordance with the Law.

(c) Notwithstanding any other provision of this Agreement, the bankruptcy of a Limited Partner shall not cause such Partner to cease to be a Partner of the Partnership (except where required by applicable mandatory law or regulation) and despite the occurrence of such an event, the business of the Partnership shall continue without dissolution.

(d) Notwithstanding any other provision of this Agreement, but subject to the Law and other applicable mandatory law and regulation, each Partner waives any right it might have to (i) agree in writing to dissolve the Partnership upon such Partner’s bankruptcy, or upon the occurrence of an event that causes such Partner to cease to be a partner of the Partnership, and (ii) apply for judicial dissolution of the Partnership.

Section 11.02. Cancellation of Certificate. Upon the termination and completion of the winding up of the Partnership and the termination of this Agreement, the Partners shall be promptly notified of such termination.

Section 11.03. Liquidation. Upon termination of the Partnership, as expeditiously as is reasonable, the General Partner (or if there is no General Partner, a liquidator appointed by the Limited Partners) shall pay the Partnership’s liabilities and make distributions in the following order of priority:

(a) to creditors, including Partners who are creditors (solely in their capacities as creditors other than pursuant to this Agreement), to the extent permitted by law, in satisfaction of liabilities of the Partnership (whether by payment or by establishment of reserves); and

(b) to the Limited Partners, pro rata in accordance with their respective Partnership Units (after taking into account any redemptions or proceeds required to be made pursuant to Article VII); provided that (i) any amounts to be distributed in respect of the sale of Co-Invest Shares subject to a pledge and/or charge in favor of Skype Technologies shall be paid by the Partnership directly to Skype Technologies in repayment of the loan granted to purchase or subscribe for such Co-Invest Shares, but shall be deemed to have been paid to the Limited Partners who would otherwise have received such proceeds and (ii) any Securities to be distributed that are subject to a pledge and/or charge in favor of Skype Technologies shall remain subject to such pledge and/or charge, and any Limited Partner receiving such Securities hereby agrees to execute and deliver any additional documents and instruments and perform any additional acts that the General Partner determines to be necessary or appropriate to ensure such Securities remain subject to such pledge and/or charge; and provided further that any distributions shall be made only to the extent permitted by, and as adjusted to the extent required to comply with, applicable law, the terms and conditions of the Shareholders Agreement and the articles of association of Skype, and as adjusted to ensure that no shareholder of Skype owns ordinary shares of Skype other than in an exact multiple of the number of classes of ordinary shares of Skype then outstanding, in each case as determined, and except as waived, by the General Partner in its good faith discretion.

Section 11.04. Accounting on Liquidation. Upon liquidation, a proper accounting shall be made by the Partnership’s accountants of the Partnership’s assets, liabilities and results of operations through the last day of the month in which the Partnership is terminated.

Section 11.05. Return of Partners’ Capital Contribution. A Partner shall look solely to the Partnership’s assets for the return of such Partner’s Capital Contribution. If the assets remaining after payment or discharge of all debts and liabilities of the Partnership are insufficient to return such Partner’s Capital Contribution, the Partner shall have no recourse against any other Partner except to the extent of any due and required Capital Contribution of any other Partner which has not been paid.

Section 11.06. Dissolution.

(a) On such date (the “Dissolution Date”) as the distributions provided for in Section 11.03 have been made and the notice of dissolution has been filed in accordance with the Law, the Partnership and this Agreement shall dissolve.

(b) Upon the termination of this Agreement, no party shall have any liability or obligation to any other party hereunder; provided that (i) the termination of this Agreement shall not relieve a party from liability for any breach of this Agreement on or prior to the Dissolution Date, and (ii) Section 5.01(c), Article X and Article XIII shall survive termination of this Agreement in accordance with its terms.

ARTICLE XII

REPRESENTATIONS AND WARRANTIES

Section 12.01. Representations and Warranties. Except to the extent expressly waived in writing by the General Partner in respect of any Limited Partner, each Limited Partner hereby represents, warrants and agrees, solely as to itself and on a several and not joint basis, to the General Partner and the Partnership as follows:

(a) The Limited Partner has legal competence, power and authority to become a Limited Partner subject to the terms and conditions of this Agreement; this Agreement constitutes a valid and legally binding agreement of the Limited Partner, enforceable in accordance with its terms against the Limited Partner, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and the execution, delivery and performance of this Agreement by the Limited Partner does not and will not result in a breach in any material respect of any of the terms, conditions or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness, or any lease or other agreement, or any license, permit, franchise or certificate, to which the Limited Partner is a party or by which it is bound or to which any of its properties are subject, or require any authorization or approval under or pursuant to any of the foregoing which has not been obtained, or violate the organizational documents of the Limited Partner, or violate in any material respect any statute, regulation, law, order, writ, injunction or decree to which the Limited Partner is subject;

(b) If the Limited Partner would be an “investment company” but for the exclusions from the Investment Company Act provided by Section 3(c)(1) or Section 3(c)(7) thereof, all direct and indirect beneficial owners of such Limited Partner’s outstanding securities (as such term is defined in the Investment Company Act) that acquired such securities on or before April 30, 1996 have consented to such Limited Partner’s treatment as a “qualified purchaser” as defined in Section 2(a)(51)(A) of the Investment Company Act;

(c) The Limited Partner agrees to deliver to the General Partner such information as to certain matters under the Securities Act and the Investment Company Act as the General Partner may reasonably request in order to ensure compliance with the Securities Act and the Investment Company Act and the availability of any exemptions thereunder (or, if such delivery would violate the Limited Partner’s confidentiality obligations or policies, to provide the General Partner with reasonable assurances of such compliance);

(d) Either the Limited Partner or each beneficial owner of such Limited Partner is acquiring Partnership Units for the Limited Partner’s own account as principal for investment and not with a view to the distribution or sale thereof;

(e) The Limited Partner has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Partnership Units;

(f) The Limited Partner has been given the opportunity to ask questions of, and receive answers from, the Partnership or any member of the Skype Group concerning the terms and conditions of, and other matters pertaining to, this investment, and has had access to such financial and other information concerning the Partnership or the Skype Group as it has considered necessary to make a decision to invest in the Partnership and has availed itself of this opportunity to the full extent desired, and the Limited Partner is not relying on its awareness that any other party conducted a due diligence review of the Skype Group;

(g) The Limited Partner has no need for liquidity in this investment, has the ability to bear the economic risk of this investment, and at the present time and in the foreseeable future can afford a complete loss of this investment;

(h) The Limited Partner acknowledges that neither the Partnership, the General Partner, Skype nor any Affiliate of any of such parties has rendered any investment advice or securities valuation advice to the Limited Partner, and that the Limited Partner is neither subscribing for nor acquiring any interest in the Partnership in reliance upon, or with the expectation of, any such advice;

(i) No representations or warranties have been made to the Limited Partner by the Partnership, the General Partner, Skype or any of their respective Affiliates with respect to the investment in the Partnership Units or the Partnership other than the representations set forth herein, and the Limited Partner has not relied upon any representation or warranty by the Partnership, the General Partner, Skype or any of their respective Affiliates not provided herein in making its investment in the Partnership;

(j) (i) If any of the funds the Limited Partner is using to acquire Partnership Units are assets of an employee benefit plan as defined in Section 3(3) of ERISA and subject to Title I of ERISA, or a plan to which Section 4975 of the Code applies, or an entity whose underlying assets include plan assets for purposes of ERISA by reason of a plan’s investment in the entity (any such plan under ERISA or the Code or any such entity collectively referred to as a “Plan” and any such assets referred to as “Plan Assets”), the Limited Partner has informed the General Partner as to what percentage of funds it is using to acquired Partnership Units are Plan Assets, and (ii) to the extent that some or all of the funds that the Limited Partner is using or will use to fund its purchase are assets of one or more Plans and assuming that the Partnership is not a

“party in interest” (within the meaning of Section 3(14) of ERISA) or a “disqualified person” (within the meaning of Section 4975 of the Code) with respect to any Plan other than those Plans previously identified by the Partnership to the Limited Partner in writing, the purchase of the Partnership Units by the Limited Partner does not and will not constitute or result in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975(c) of the Code;

(k) The Limited Partner acknowledges that the Partnership has relied and will rely upon the representations and warranties of the Limited Partner set forth in this Agreement and that all such representations and warranties shall survive the date of signing of this Agreement. Without limiting the foregoing, each Limited Partner agrees to give the Partnership prompt written notice in the event that any representation of such Limited Partner contained in this Section 12.01 or Section 12.02 ceases to be true at any time following the date hereof; and

(l) Neither the Limited Partner (acting on its individual behalf and not on behalf of any other Limited Partners), nor any person having a direct or indirect beneficial interest in the Partnership Units being acquired, appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”). The Limited Partner (acting on its individual behalf and not on behalf of any other Limited Partners) further represents and warrants that the monies used to fund the investment in the Partnership Units are not derived from, invested for the benefit of, or related in any way to, the governments of, or persons within any country (i) under a U.S. embargo enforced by OFAC, (ii) that has been designated as a “non-cooperative country or territory” by the Financial Action Task Force on Money Laundering or (iii) that has been designated by the U.S. Secretary of the Treasury as a “primary money laundering concern.” The Limited Partner (acting on its individual behalf and not on behalf of any other Limited Partners) further represents that it does not know or have any reason to suspect that the monies used to fund its investment in the Partnership Units have been or will be derived from or related to any illegal activities, including but not limited to, money laundering activities. Each Limited Partner further agrees and acknowledges on its own behalf only that, among other remedial measures, the Partnership may take such steps in compliance with governmental regulations and make such disclosures to regulatory authorities as it deems necessary or otherwise in the best interests of the Partnership in its sole discretion.

Section 12.02. Additional Representations and Warranties. Further, each Limited Partner hereby agrees that the General Partner may require, in connection with such Limited Partner’s admission to the Partnership or otherwise, such Limited Partner to represent, warrant and agree, solely as to itself and on a several and not joint basis, to the General Partner and the Partnership any or all of the following:

(a) The Limited Partner understands that the offering and sale of the Partnership Units are intended to be exempt from registration under the Securities Act and applicable U.S. state securities laws (A) in the case of “U.S. persons” (as defined in Rule

902(k) of Regulation S of the Securities Act), in reliance on the private placement exemption from registration provided in Section 4(2) of the Securities Act and Regulation D promulgated thereunder and exemptions under applicable U.S. state securities laws, and (B) in the case of persons that are not U.S. persons (“Non-U.S. Persons”), in reliance on Regulation S promulgated under the Securities Act and exemptions under the applicable laws of the non-U.S. jurisdiction in which the Partnership Units are being offered and sold, and that the Partnership has not been registered as an investment company under the Investment Company Act in reliance upon an exemption from such registration;

(b) Either the Limited Partner or each beneficial owner of such Limited Partner is (A) an “accredited investor” within the meaning of Regulation D of the Securities Act; or (B) if the Limited Partner is not an accredited investor, the Limited Partner is a Non-U.S. Person; and

(c) If the Limited Partner is a Non-U.S. Person, the Limited Partner has not been solicited to purchase and has not and shall not acquire its Partnership Units, directly or indirectly, while present in the United States unless such Limited Partner or each of its beneficial owners is an “accredited investor” within the meaning of Regulation D of the Securities Act; and, if the Limited Partner is a Non-U.S. Person when it is admitted as a Limited Partner to the Partnership or becomes a Non-U.S. Person at anytime thereafter, the Limited Partner shall notify the General Partner promptly after it ceases to be a Non-U.S. Person.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

Section 13.01. Notices. Any notices and other communications required or permitted in this Agreement shall be effective if in writing and (a) delivered personally, (b) sent by facsimile or e-mail (provided the recipient acknowledges receipt thereof by reply e-mail or otherwise), or (c) sent by overnight courier, in each case, addressed as follows:

If to a Partner, sent to the Partner at the address given for such Partner on the Partnership Register or such other address as such Partner may specify by notice to the Partnership.

If to the Partnership, to it at:

Skype Management, L.P.

Marked for the attention of Karen King

c/o Silver Lake Partners

2775 Sand Hill Road, Suite 100

Menlo Park, California 94025

United States

Telephone No.: +1 (650) 233-8120

Facsimile No.: +1 (650) 233-8125

Karen.King@SilverLake.com

with copies (which shall not constitute notice) to:

Marked for the attention of Richard A. Pollack

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

United States

Telephone No.: +1 (212) 558 4000

Facsimile No.: +1 (212) 291 9116

pollackr@sullcrom.com

Marked for the attention of Richard C. Morrissey

Sullivan & Cromwell LLP

1 New Fetter Lane

London EC4A 1AN

England

Telephone No.: +44 20 7959 8900

Facsimile No.: +44 20 7959 8950

morrisseyr@sullcrom.com

If to Skype, to it at:

Marked for the attention of the Board of Managers

Skype Global S.a r.l.

23-29 Rives de Clausen

L-2165 Luxembourg

Luxembourg

Facsimile: +352 274 78 703

If to Skype Technologies, to it at:

Marked for the attention of General Counsel and Euan Hutchinson

Skype Technologies S.A.

23-29 Rives de Clausen

L-2165 Luxembourg

Luxembourg

Facsimile: +352 274 78 703

Unless otherwise specified herein, such notices or other communications shall be deemed delivered (x) on the date received, if personally delivered, (y) on the date received if delivered by facsimile or e-mail (subject to the recipient confirming receipt thereof in the case of e-mail) on a Business Day, or if not delivered on a Business Day, on the first Business Day thereafter and (z) two (2) Business Days after being sent by internationally recognized overnight courier. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to the General Partner and the Partnership.

Section 13.02. Entire Agreement. This Agreement, the Shareholders Agreement, the Equity Incentive Plan, the Options and any employment agreement between any Grantee and any member of the Skype Group (including each of their annexes, exhibits, scheduled and/or other attachments and as any of the same may be amended pursuant to their terms) embody the entire agreement and understanding of the parties, and supersede all prior agreements and understandings between the parties with respect to the subject matter hereof and thereof, including any letter agreement entered into between the General Partner (or any of its Affiliates) and any other Partner prior to the date hereof.

Section 13.03. Amendments. The terms and provisions of this Agreement may be modified or amended at any time and from time to time by the General Partner; provided that (a) any amendment that by its express terms would have an adverse effect on all of the Limited Partners shall also require the written consent of the Limited Partners holding a majority of the Partnership Units then held by the Limited Partners in the aggregate (disregarding any Partnership Units held by the General Partner or its Affiliates), (b) any amendment (other than amendments made to admit additional Limited Partners to it or to the Partnership Register in accordance with the terms of this Agreement) that by its express terms would have a disproportionate and adverse effect on a Limited Partner or certain Limited Partners (other than as a result of such Limited Partner or Limited Partners electing not to exercise any rights granted to such Limited Partner pursuant to the terms of this Agreement) relative to the other Limited Partners shall also require the written consent of that Limited Partner or the Limited Partners holding a majority of the Partnership Units then held by the affected Limited Partners, as applicable, and (c) any amendment that would have an adverse effect on Skype and/or Skype Technologies shall also require the written consent of Skype and/or Skype Technologies, as applicable. All Limited Partners shall receive written notice of any amendment to this Agreement.

Each of the Limited Partners, Skype and Skype Technologies hereby appoints the General Partner from time to time, with power of substitution, as his lawful attorney in his name to execute, acknowledge, swear to (and deliver as may be appropriate) on his behalf and (as may in the reasonable judgment of the General Partner be required by law) file and record in the appropriate public offices and publish:

(a) any amendments to this Agreement that would be permitted in accordance with the terms of this Section 13.03; and

(b) any instruments or documents which the General Partner, acting reasonably and in good faith, determines in its sole discretion are required to admit any new Limited Partners subject to, and in accordance, with the terms hereof.

The above power of attorney shall be irrevocable and deemed to be given to secure a proprietary interest in the donee of the power or the performance of an obligation owed to the donee.

For the avoidance of doubt, the Shareholders Agreement may be amended at any time by the Partnership and the other parties thereto in accordance with its terms without the consent and/or consultation of any of the Limited Partners, and, except to the extent any Limited Partner is also a party to the Shareholders Agreement, no Limited Partner shall hold any rights under, or accrue any rights as a result of an amendment of, the Shareholders Agreement other than as expressly stated in this Agreement. However, the General Partner shall not consent to any amendment of the Shareholders Agreement which by its terms would have a materially adverse and disproportionate effect on both the Partnership and the rights of the Limited Partners, unless such amendment is approved by the Limited Partners then holding a majority of the Partnership Units.

Section 13.04. Confidentiality. Each Limited Partner agrees that Confidential Information has been and will be made available to it in connection with its interest in the Partnership. Furthermore, each Limited Partner agrees that it will not at any time disclose or use any Confidential Information (as defined below) of which such Limited Partner is or becomes aware, except to the extent that such disclosure or use is directly related to and required by (a) such Limited Partner’s performance of duties, if any, assigned to such Limited Partner by the Partnership, (b) such Limited Partner’s holding, managing or disposing of Partnership Units or (c) the reporting or regulatory requirements from time to time of such Limited Partner or its direct or indirect shareholders, members, partners or managing board; provided that, prior to any such disclosure of Confidential Information as permitted hereby, such Limited Partner shall inform the person to whom such disclosure is to be made of the confidential nature of such information and obtain the undertaking of such person to be bound by the provisions of this Section 13.04. As used in this Agreement, the term “Confidential Information” means any and all information (in any form or media) concerning any of Skype’s or its Affiliates’ customers, prospective customers (including lists of customers and prospective customers), methods of operation, manufacturing processes, trade secrets, research and development activities, know-how, designs, computer software, business or financial plans, contracts, distributors, distribution channels, pricing information, billing rates or procedures, suppliers, vendor lists, business methods, management, employees, employee compensation, acquisition opportunities, books and records, or any other business information relating to Skype or its Affiliates (whether constituting a trade secret or proprietary or otherwise); provided that Confidential Information shall not include any information that (i) has been published (through no breach by any Limited Partner of its obligations hereunder) in a form generally available to the public, (ii) becomes known to any Limited Partner from other sources under circumstances not involving any breach to the knowledge of such Limited Partner of any confidentiality obligation by such source, (iii) is independently developed by a Limited Partner or (iv) is required to be disclosed by law; provided further that in the event that any employment agreement, or any policy governing the relationship between, a Limited Partner and any member of the Skype Group, contains any restrictions on the confidentiality or use of Confidential Information, such restrictions shall supplement or preside over any restrictions included in this Section 13.04 to the extent of any conflict.

Section 13.05. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Cayman Islands.

Section 13.06. Consent to Jurisdiction. Each Limited Partner, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of New York in New York City, and any appellate court from any thereof, for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (c) hereby agrees not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof or thereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Notwithstanding the foregoing, any party to this Agreement may commence and maintain an action to enforce a judgment of any of the above-named courts in any court of competent jurisdiction. Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by New York Law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 13.01 is reasonably calculated to give actual notice. For the avoidance of doubt, this Section 13.06 shall not preclude any party from bringing any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon any loan agreement with a Grantee in relation to a purchase or subscription for Co-Invest Shares or relating to the subject matter thereof in any court permitted thereby.

Section 13.07. Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 13.08. Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Partner shall execute and deliver any additional documents and instruments and perform any additional acts that the General Partner determines to be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions (including, without limitation, any documents required to effect any Transfer any Securities held by any Partner or the Partnership).

Section 13.09. Binding Effect. Except as otherwise provided in this Agreement to the contrary, this Agreement shall be binding upon and inure to the benefit of Skype, Skype Technologies, the Partners, their distributees, heirs, legal representatives, executors, administrators, successors and permitted assigns.

Section 13.10. Waivers. No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is made expressly in writing and executed and delivered by the party against whom such waiver is claimed. No waiver of any breach shall be deemed to be a further or continuing waiver of such breach or a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof, or the exercise of any other right, power or remedy.

Section 13.11. Conflicts of Interest.

(a) Subject to the other express provisions of this Agreement or except as otherwise expressly agreed in writing, the General Partner at any time and from time to time shall be permitted to engage in and possess interests in other business ventures of any and every type and description, independently or with others, including ones in competition with the Partnership, with no obligation to offer to the Partnership or any Partner the right to participate therein. The General Partner shall be permitted to invest in, or provide services to, any Person that directly or indirectly competes with the Partnership and shall have no obligation to present any business opportunity to the Partnership or any of its Partners, even if the opportunity is one that the Partnership might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. The General Partner shall not be liable to the Partnership or any other Partner for breach of any fiduciary or other duty solely by reason of the fact that the General Partner pursues or acquires such business opportunity, directs such business opportunity to another Person or fails to present such business opportunity to the Partnership (unless such business opportunity was offered expressly to the General Partner expressly in its capacity as such).

(b) Notwithstanding anything to the contrary herein, the Limited Partners hereby acknowledge and agree that Affiliates of the General Partner may receive transaction (including acquisition or disposition fees), financing, monitoring or similar fees in respect of the Partnership’s direct or indirect investment in the securities of Skype, including fees paid by members of the Skype Group, and that no other Limited Partners shall share or have any interest in any such fees.

Section 13.12. Third Parties. This Agreement does not create any rights, claims or benefits inuring to any Person that is not a party hereto, and it does not create or establish any third party beneficiary hereto.

Section 13.13. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and shall be binding upon the Partner who executed the same, but all of such counterparts shall constitute the same Agreement.

Section 13.14. Exculpation Among Partners. Each Partner acknowledges that it is not relying upon any person, firm or corporation (including without limitation any other Partner), other than the Partnership and its representatives (acting solely in their capacity as representatives of the Partnership) to the extent explicitly provided herein, in deciding to invest and in making its investment in the Partnership. Each Partner agrees that no other Partner nor the respective controlling persons, officers, directors, partners, members, agents or employees of any other Partner shall be liable to such Partner for any losses incurred by such Partner in connection with its investment in the Partnership. Without limitation to the foregoing, no one other than the parties hereto shall have any obligations under this Agreement.

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IN WITNESS WHEREOF, the undersigned parties have executed and unconditionally delivered this Exempted Limited Partnership Agreement as a deed on the day and year first above written.

SKYPE MANAGEMENT GP, LTD.

By its sole director: Springboard Investments S.à r.l.

By:	/S/ CHUCK STOOPS
Name: Chuck Stoops Title: Director

WITNESS:

/S/ KATHYA WRIGHT
Name: Kathya Wright Paralegal

[Signature Page to EIP Limited Partnership Agreement – Executed as a Deed]

SKYPE GLOBAL S.À R.L.

By Skype Management GP, Ltd.
as lawful attorney for Skype Global S.à r.l. pursuant to Section 13.03(a) of the Amended and Restated Exempted Limited Partnership Agreement of Skype Management, L.P. dated April 1, 2010

By its sole director: Springboard Investments S.à r.l.

By:	/S/ CHUCK STOOPS
Name: Chuck Stoops Title: Director

Witness:

/s/ KATHYA WRIGHT
Name: Kathya Wright Paralegal

[Signature Page to EIP Limited Partnership Agreement – Executed as a Deed]

SKYPE TECHNOLOGIES S.A.

By Skype Management GP, Ltd.
as lawful attorney for Skype Technologies S.A. pursuant to Section 13.03(a) of the Amended and Restated Exempted Limited Partnership Agreement of Skype Management, L.P. dated April 1, 2010

By its sole director: Springboard Investments S.à r.l.

By:	/S/ CHUCK STOOPS
Name: Chuck Stoops Title: Director

Witness:

/s/ KATHYA WRIGHT
Name: Kathya Wright Paralegal

[Signature Page to EIP Limited Partnership Agreement – Executed as a Deed]

THE LIMITED PARTNERS

By Skype Management GP, Ltd.
as lawful attorney for each of the Limited Partners pursuant to Section 13.03(a) of the Amended and Restated Exempted Limited Partnership Agreement of Skype Management, L.P. dated April 1, 2010

By its sole director: Springboard Investments S.à r.l.

By:	/S/ CHUCK STOOPS
Name: Chuck Stoops Title: Director

Witness:

/s/ KATHYA WRIGHT
Name: Kathya Wright Paralegal

[Signature Page to EIP Limited Partnership Agreement – Executed as a Deed]